Exhibit 5.1

March 5, 2018

Molina Healthcare, Inc.
200 Oceangate, Suite 100
Long Beach, CA 90802

Ladies and Gentlemen:

This opinion is furnished to you in connection with the prospectus supplement dated the date hereof (the “Prospectus Supplement”), to the prospectus dated May 29, 2015, included in the Registration Statement on Form S-3, Registration No. 333-204558, filed by Molina Healthcare, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale by the Company to the Purchasers (as defined below) of 1,768,177 shares of the Company’s common stock (the “Shares”), $0.001 par value per share, pursuant to the Share Purchase Agreement, dated as of March 5, 2018 (the “Share Purchase Agreement”), by and among the Company and the institutional investors named on Schedules A attached thereto (the “Purchasers”).

In connection with this opinion, we have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein.  In such examination, we have assumed without verification (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to originals of all documents submitted to us as certified or photostatic copies, (c) the legal capacity of all natural persons and (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates examined by us.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued by the Company against payment therefor in accordance with the terms of the Share Purchase Agreement (or as otherwise agreed by the Company and the Purchasers), the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction.

Molina Healthcare, Inc.
March 5, 2018

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K dated March 6, 2018 in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters”.  In giving such consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Boutin Jones Inc.

Boutin Jones Inc.